Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

TXRH - Q4 2008 Texas Roadhouse, Inc. Earnings Conference Call

Event Date/Time: Feb. 23. 2009 / 5:00PM ET

Thomson StreetEvents	www.streetevents.com	Contact Us

© 2009 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

CORPORATE PARTICIPANTS

Scott Colosi

Texas Roadhouse, Inc. - CFO

GJ Hart

Texas Roadhouse, Inc. - CEO

Unidentified Company Representative

 Texas Roadhouse, Inc.

CONFERENCE CALL PARTICIPANTS

David Tarantino

Robert W Baird - Analyst

Jeffrey Farmer

Jefferies & Co. - Analyst

John Glass

Morgan Stanley - Analyst

Justin Tompkins

Morgan Keegan - Analyst

Jason West

Deutsche Bank - Analyst

Jeffrey Omohundro

Wachovia Securities - Analyst

Larry Miller

RBC Capital Markets - Analyst

Chris O’Cull

Suntrust Robinson Humphrey - Analyst

Karen Holtest

Credit Suisse - Analyst

Steven Rees

JPMorgan - Analyst

Paul Westra

Cowen & Co. - Analyst

Matt DiFrisco

Oppenheimer & Co. - Analyst

PRESENTATION

Operator

 Good day, and welcome ladies and gentlemen. Thank you for standing by. Welcome to the Texas Roadhouse Incorporated fourth quarter 2008 earnings conference call. Today’s call is being recorded. At this time, all participants are in a listen-only mode.

Following the presentation, we will conduct a question-and-answer session. Instructions will be provided at that time for you to cue up for questions. I would now like to turn the call over to Mr. Scott Colosi, Chief Financial Officer of Texas Roadhouse, Incorporated. Please go ahead, sir.

Scott Colosi  - Texas Roadhouse, Inc. - CFO

Thank you, Laura, and good evening, everybody. By now, everyone should have access to our earnings announcement released this afternoon for the fourth quarter and year ended December 30, 2008. It may also be found on our website at texasroadhouse.com under the investors section.

Before we begin our formal remarks, I need to remind everyone that part of our discussion today will include forward-looking statements. These statements are not guarantees of future performance and therefore, undue reliance should not be placed upon them. We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact the future operating results and financial condition of Texas Roadhouse. Now I’d like to turn the call over to our Chief Executive Officer, GJ Hart.

GJ Hart  - Texas Roadhouse, Inc. - CEO

Thank you, Scott and good evening, everyone. The fourth quarter was difficult for the entire casual dining industry and certainly tough for Texas Roadhouse. Diluted earnings per share of $0.09 for the quarter led to $0.52 for the year, which was basically flat with 2007, despite the benefit of an extra week. During the quarter, we experienced weaker sales with comparable restaurant sales decreasing 4.7%. We also continued seeing margin contraction with restaurant margins decreasing 201 basis points. Like many in our industry, traffic continues to be our biggest challenge. Despite the unprecedented economic environment, we remain focused on the long-term and maintaining the foundation of our business, which is providing legendary food and legendary service. Additionally, given an environment where liquidity is key, our goal is to maintain a strong balance sheet and take a conservative approach towards capital allocation. I will talk to you more in detail about this in just a minute. But first, Scott, will you walk us through the financials?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

Thanks, GJ. During my review of the fourth quarter and the year, please note that many of the numbers I will mention are listed in the schedule of supplemental financial and operating data that was included in the press release. Also, note that the fourth quarter of 2008 was a 14-week quarter for us compared to our usual 13-week quarters, and the year contained 53 weeks as compared to 52 for 2007. So when I’m talking about comparable sales or average unit volume declines for 2008, I’m comparing 14 to 14 or 53 to 53 weeks, as that is the apples-to-apples comparison.

So starting at the top of our income statement for the fourth quarter of 2008 as compared to the same period in 2007, total revenue increased 26%, with Company restaurant sales increasing 26% as well. The growth in Company restaurant sales was driven entirely by operating week growth as both comparable restaurant sales and average unit volumes were down from the prior year. During the quarter, we opened six new Company restaurants, in addition, we acquired one franchise restaurant. So for the full year 2008, we opened 29 Company restaurants, and acquired 13 restaurants from franchisees. To date, we have already opened eight of our planned 15 new Company restaurants for 2009. As GJ mentioned earlier, comparable restaurant sales at Company restaurants decrease 4.7% versus a decrease of 0.8% last year. For the quarter, our average check was flat, and traffic was down 4.7%. Regarding comparable sales, I will mention this is on a 14 versus 14 week basis as it relates to the fourth quarter.

For the first seven weeks of 2009, comparable restaurant sales were down approximately 1%. I do want to point out that these results have been positively impacted by an estimated 2% to 2.5% due to the timing of New Year’s Eve and day which benefited our 2009 results. So our trend thus far in 2009 has been more like down 3 to 3.5 in comparable restaurant sales. From an average unit volume perspective, those restaurants that are in our average unit volume base but not in our same store sales base continue to perform a bit worse than our same stores. Our average unit volume decrease for the quarter was 6.4% compared to our same store sales decrease of 4.7%. From a restaurant sales dollars perspective, as I’ve done in the past, I’ll offer a little more color on average weekly sales. For the quarter, the 193 restaurants in our same store sales base averaged $69,500 a week in sales. These restaurants have been opened 18 months as of the beginning of the fourth quarter of 2008. There were 30 restaurants that are in our average unit volume base, but are not in the same store sales base and have been open six to 18 months as of the beginning of the quarter. These restaurants averaged $60,400 a week in sales. Our newest 22 restaurants, which have been opened sometime over the last nine months and thus are in neither our same store or average unit volume calculations, averaged $72,000 a week in sales during the quarter.

Overall, I will tell you that we’re achieving the necessary sales hurdles. However, we do have a few restaurants in each class year that are below where we would like to see them to be sales wise. Franchise royalties and fees were $1.8 million, which was $600,000 lower than last year, primarily due to the acquisition of 13 franchise restaurants purchased throughout the year. In addition, during the quarter we reserved about $300,000 of royalty fees associated with two underperforming franchise restaurants. In terms of margins, as a percentage of sales, restaurant level margins were 201 basis points lower than last year for the fourth quarter. Consequently for the year, we were down 168 basis points versus 2007. Let me touch briefly on the specific lines for the fourth quarter.

Cost of sales was down 14 basis points for the quarter, driven by beef costs being favorable year-over-year, partially offset by almost everything else including higher bread mix, shortening, oils, produce and dairy costs. We continue to see pressure on the labor line which was up 66 basis points. Labor costs were impacted by the results of deleveraging associated with negative same store sales growth and continued pressure on the average hourly wage rates from increases in minimum tip wages. Rent expense was up 30 basis points from the prior year and as was the case last quarter, over 75% of the pressure resulted from the acquisition of franchise restaurants. The 13 restaurants acquired during 2008 as a group have higher rent as a percentage of sales. These higher rents were reflected in lower purchase prices for the restaurants. Other restaurant operating expenses were up 118 basis points versus last year.

The big drivers were deleverage associated with negative same store sales, plus higher utilities, supplies, property taxes and general liability insurance costs. Utilities were impacted by higher gas and electric rates. With the natural gas market falling substantially, we do expect to see some relief in the first quarter and hopefully, for most of the year. The increase in property taxes is more of a lapping issue. Last year, we had a pickup of around $500,000 relating to property taxes as we had accrued more in relation to our new restaurant openings than the states actual built. The increase in general liability insurance costs related to the development of claims incurred in years prior to 2008, nothing really unusual here and note that we do adjust our insurance reserves each quarter. Preopening expenses were $800,000 lower than the prior year due to fewer restaurant openings during the quarter than the prior year. I will point out that we do anticipate preopening costs for 2009 to be much lower than 2008 with approximately 15 versus 29 Company restaurant openings planned. I will tell you that all of the 2009 planned openings are in what we would consider to be existing markets.

Depreciation and amortization costs as a percentage of restaurant sales were 4 basis points lower than last year, driven primarily by the fact that 52 weeks of depreciation was spread over 53 weeks with the extra week in 2008. On the next line, impairment and closure costs, you’ll notice that we did incur $1.4 million in costs this quarter driven by the impairment charge incurred on one underperforming restaurant during the quarter as we’re now estimating its cash flows will not support its carrying value. From a G&A perspective, both general and administrative expenses as a percentage of revenue were up 15 basis points for the quarter, we were able to achieve 21 basis points of leverage for the year. The leverage for the year was driven by combination of lower bonus expense due to falling short of our original plan targets and lower costs associated with our annual managing partner conference. Our effective tax rate for the quarter was 32.0% as our rate for the year at 33.7% came in a little lower than 34% we had anticipated. This was primarily due to lower margins and thus various tax credits, primarily the FICA tip credit represented a larger percentage of pretax income. For 2009, we’re projecting our income tax rate to be approximately 34%. And finally, our weighted average diluted share count was 70.9 million which was 2.4 million lower than where we were at the end of last quarter due to share repurchases during the third and fourth quarters. During the fourth quarter, we repurchased 808,000 shares of common stock at an average price of $5.42. So for the full year 2008, we repurchased 6.5 million shares at an average price of $8.73. As of the end of the year, we had $18 million remaining on our $75 million share repurchase authorization.

Now, let me spend a few minutes touching on our capital structure, balance sheet and cash flow. We ended the year with total book debt of $133 million, of which $130 million was on our $250 million syndicated bank revolving credit facility. This facility is not set to expire until May 2012 or just over three years from now. Our adjusted debt to EBITDAR leverage ratio was just over 2 times as of the end of 2008, although I want to point out that this adjusted debt to EBITDAR measure does include lease debt in arriving at total debt. We’re comfortable at 2 times leverage and believe this could move down a bit since in 2009 we expect to generate a considerable amount of free cash flow based on total capital expenditures of $50 million to $60 million.

As you saw in our release, we were just slightly negative free cash flow for 2008 with 29 openings for the year, so the approximately 15 openings in 2009, we are anticipating a significant amount of free cash flow which comes at a good time for us, given the current state of the economy. As I mentioned, we do have $18 million still authorized under our share repurchase program, so we may look to be opportunistic there or we may stick the money in the bank or pay down some debt given the current environment. However, whatever we do, we want to continue to maintain our conservative balance sheet and capital structure. On the debt side of things, we have taken advantage of the low interest rate environment to get into a couple of interest rate swaps. During the fourth quarter of 2008 and first quarter of 2009, we have locked into two separate seven year, $25 million swaps that effectively fix the interest rate on our bank debt at just under 3.1%. So our current all-in interest rate with our current spread on $50 million of our debt is just under 3.85%, fixed for seven years. Now let me touch briefly on our plans for 2009 before I turn the call back over to GJ.

As I’m sure you saw in our release, we’re targeting approximately flat diluted earnings per share growth for 2009 as compared to our 53 week 2008. There are a couple of comments I would make as it relates to 2009. First, our plans include approximately 15 Company and two franchise openings this year and as of today, eight Company restaurants have already opened, so we’re really in good shape on the development plan. Second, we are estimating capital expenditures to be $50 million to $60 million of which approximately 75% relates to the development of new restaurants. I will mention that based on reduced CapEx, we are projecting to generate significant free cash flow. Third, we do anticipate food cost deflation of 2% to 3% driven by lower beef costs, and we anticipate preopening expenses will be considerably less with approximately half the openings we had in 2008. Fourth, as we talked about on the last call, we are anticipating an incremental estimated $1.5 million of additional costs due to changes we made surrounding our managing partner compensation structure.

And finally, with regard to pricing, while our original intention was to have some pricing in place by late February, with the ever-changing economic environment, we made the call to postpone any final decision. So as we sit here today, we have not made any final decisions regarding whether we will or will not take pricing in 2009 and what that amount would be, if any. I’ll also mention that if we do take up some pricing, there is no real way of knowing what, if any amount would flow through based on our prior experience. In conclusion, from a financial perspective, I would tell you that we’re very focused on doing the right things for the long-term success of the business and protecting our balance sheet. And with that said, I’d like to turn the call back over to GJ to talk more about our plans going forward.

GJ Hart  - Texas Roadhouse, Inc. - CEO

Thank you, Scott. Well, the environment certainly remains challenging, and it is difficult to predict how long this will all last, so we are staying focused on what we can control versus what we can’t. As I’ve said before, I can tell you we are not looking to cut anything out of the guest experience, be it smaller portions, reduced service in the name of efficiencies or any other so-called efficiency measures. We look at this time more than ever as an opportunity to capture additional market share. The biggest unknowns for us right now are traffic and check. On the traffic side of things, I can tell you that it’s generally been trending down 4% to 4.5% for the last four to five months, once you work through the calendar mismatches. We do not know whether this will get better or worse. What we do believe is that it will hinge, at least partially, on where unemployment goes. Partially offsetting that would be any benefit from competitors going out of business. Finally, we simply can’t estimate what comps will be in the back half of 2009, given the potential favorable comparisons.

With regard to check, we understand the need to evaluate taking some pricing to offset inflation. As Scott mentioned, the bottom line is that we haven’t seen the flow-through from the other pricing actions, and we do not want to risk our long term positioning for the potential short term rewards. On the cost side of things, we are fortunate in that we should be looking at food cost deflation, and we will possibly get some help from lower utility costs this year. In addition, preopening costs should be down with fewer openings, so we will see where this all shakes out as far as the bottom line. Regardless of what we do, we decide to do in the short term, however, the longer term is still based on the three pronged approach to capital allocation I talked to you about last quarter. That is, getting returns on the new restaurants we develop, evaluating franchise acquisitions and returning a portion of capital to shareholders. With regards to new restaurants, this is a year we were intensely focused on our return on investment.

While we certainly do not wish the worst on anyone, we do see the landscape changing and with change comes opportunity. Essentially, by moderating development as we have done, we can take a step back and really reevaluate the way we do things. We have had a solid 15 years and most recently, significant growth since going public in 2004. However, with fewer openings this year, we are really focused on how we can do things differently and generate returns well in excess of our cost of capital. Over the last five years, we have seen the growth rate in our investment costs rapidly outpace our rate of sales growth to where it now costs us around $4.1 million to open a Texas Roadhouse, including $400,000 in preopening. This also includes ten times the rent in the case of a leased site. If you look back four years ago, this number was more like $3 million, and our sales to investment ratio was more like 1.2 to one as opposed to a hopeful 1 to 1. We need to get back to the 1.2 to 1 sales to investment ratio to be able to significantly grow the amount of restaurants going forward. Can we make money at 1 to 1? Sure. But we won’t be able to do nearly as many deals. So our operators and real estate team are spending a significant amount of time this year determining how we can get our investment costs down.

Some costs are likely to come down with general economic softness, but we are also looking for much more than that. In fact, we are looking at opportunities beyond our prototypical 7,200 square foot free standing restaurant on 1.5 to 2 acres. For instance, we are evaluating end cap and inline locations where we can go in strip centers. We are also evaluating conversions as we do believe we will continue to see a lot of closings within our industry. For this year, we have only one end cap and one conversion planned, both in the latter part of the year. However, we are working on a few more for 2010, and we will see how they pan out. The second prong, acquisition of franchise restaurants, is not high on the priority list right now as it is difficult enough for us to hold margins, so it seems rather counterintuitive to acquire additional restaurants. While not high on our list, you could see us do something here, but I wouldn’t think it would be anything material. As to the third prong of returning capital to shareholders, we have done this through repurchasing $57 million worth of stock during 2008. As Scott mentioned, we are looking to generate a large amount of free cash flow in 2009 which we will likely use to either pay down debt, put cash on our books and/or repurchase stock. In an environment like this, we do believe that maintaining a conservatively capitalized balance sheet will be what helps us win. I have never known a Company that had second thoughts about its balance sheet being too conservative over the long term.

One other thing I do want to comment on, and I’m sure several of you have seen news clippings, is that our founder and Chairman, Kent Taylor, has been working on a new restaurant which will open tomorrow. Aspen Creek is the name. It is a broad based menu and like Texas Roadhouse, very much value and quality oriented. Texas Roadhouse is the owner of the restaurant and at the present time, that’s what it is, just one restaurant. While there certainly is a lot of excitement over it, we will continue to monitor it just like we would any other restaurant and see how things play out over time. Presently, there are no plans for any additional Aspen Creeks. Hopefully there will be, but it is way too early for that right now.

Before opening the call for questions, I want to remind you that we understand that as leaders, we are custodians of the brand, the people and the capital. Texas Roadhouse is a tremendously strong brand, supported by a very talented group of team members in all functions. Yes, the current environment is challenging, but if we maintain our commitment to providing legendary food and legendary service to each and every one of our guests and do our part to maintain our historically strong balance sheet, we believe that we will come through this economic downturn much stronger and with an increased proportion of market share. With that, operator, we would open the lines for questions.

QUESTION AND ANSWER

Operator

Thank you. Today’s question-and-answer session will be conducted electronically. (Operator Instructions). And our first question comes from David Tarantino with Robert W Baird.

David Tarantino  - Robert W Baird - Analyst

Hi, good afternoon. GJ , could you take us through the thought process on not taking any pricing in the February time frame? I believe previously you indicated you might take it in that time frame. Was there something about the tests that were you running that made you decide not to do it, or could you just give us some more color on that

GJ Hart  - Texas Roadhouse, Inc. - CEO

David, as we commented on the last time we saw you, there’s nothing in the test that would tell us not to at this point. We just decided that given all the conditions out there economically, we currently are delaying that decision. We continue to evaluate it, and you will hear from that soon.

Operator

We will take our next question from Jeff Farmer with Jefferies & Company.

Jeffrey Farmer  - Jefferies & Co. - Analyst

Great, good afternoon. I’m just trying to get a better handle on the model, so Scott, a little help if you may. So based on your guidance for 2% to 3% commodity deflation and your decision to hold off on pricing, do you expect your full year COGS number to potentially approach 35% or even fall below that?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

Well, Jeff, I won’t give a specific number on the cost of sales, but we do expect cost of sales to be down somewhat this year, given the 2% to 3% reduction in what we’re paying for our items.

Jeffrey Farmer  - Jefferies & Co. - Analyst

Okay. That’s helpful. Then just quickly on labor, looks like the last couple years, you’ve seen about 60 basis points of deleveraging each year. Again, sort of withholding pricing, do you have any opportunities to potentially control or better control that potential sales deleverage in ‘09 and any opportunities on the labor line?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

You can always say you have opportunity, but it will be challenging on two fronts. One is, like everybody else, we’ve got the minimum wage increases and the third federal increase coming up in summer time and then we had a bunch of folks raise their tip and minimum wages here in January, so you’re kind of battling that and having not taken a price increase at this point in time, certainly that’s a hurdle for us to cross over. And when and if we do take a price increase, kind of it comes on how much flow through do we get on that, so there are quite a bit of variables on the labor piece. It’s probably going to be a challenge for us to hold labor costs flat. I would suspect they will be up a little bit in 2009.

Jeffrey Farmer  - Jefferies & Co. - Analyst

Thank you, Scott.

Operator

We will take our next question from John Glass with Morgan Stanley.

John Glass  - Morgan Stanley - Analyst

Thanks. On the sales trends, the calendar shifts notwithstanding, it still seems that sales are running at better rates than they were in the fourth quarter. I think you are not alone in that observation that sales in January and February have actually, I don’t know if you want to call it bottomed out, planed out, whatever it is. What do you think is at work there? Has there been some weather benefits this year versus last year? And also in answering that, can you talk about just when does your current pricing lapse and when will you be X pricing entirely this year?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

Hey, John, this is Scott. I will tell you that I would say that the sales trends are — I would say more similar to the fourth quarter than not, when you look at the individual weeks. If they’re better, it’s marginally better, and one could argue that maybe it’s weather related, but I would be hesitant to say that it’s better now than it was back in the fourth quarter, especially when you’re looking at week to week numbers. As far as the lapping the pricing stuff, the last increase we took was back in May, and that was about a 1.5%-ish increase, and that was on top of about 1% that we took last January and February. So January, February we dropped about 1% and then in May, we’ll drop another 1.5%.

John Glass  - Morgan Stanley - Analyst

And then just the other side of the pricing question, is if you’ve got food cost deflation this year, why not reinvest that in lower pricing on items? Is that a possibility?

GJ Hart  - Texas Roadhouse, Inc. - CEO

Let me take that one, John. It’s GJ. First of all, I just want to remind you, we currently have 20 meals under $10 on our menu, so we continue to be in the value position and believe that’s a pretty strong statement and a pretty strong menu. We have, as you have probably noticed, in I think a couple conference calls ago, we did put some new items on our menu with a smaller onion, third slab of ribs and the lowering of a couple of the combo entrees as well. So we believe that we’re very well positioned as compared to our competitors.

John Glass  - Morgan Stanley - Analyst

Thank you.

Operator

We will take our next question from Justin Tompkins with Morgan Keegan.

Justin Tompkins  - Morgan Keegan - Analyst

Thanks, GJ, for some of the color on the development pipeline. I guess looking at this year, it sounds like if you’ve already opened eight, that’s going to be a pretty front end loaded schedule. Could you give us a little bit more guidance on the timing of that development? And then also on looking into your pipeline, we always talk about an 18 month lead time. It sounds like even if you wanted to reaccelerate growth, it probably wouldn’t have much growth in 2010. Is that fair?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

Hey Justin, this is Scott, I’ll take that question. The remaining development piece for 2009 is going to be pretty much spread out throughout the year. So you’ll see a couple of stores in Q2, Q3, Q4, to get us to the 15 overall. And our lead time on sites will be a little bit shorter in the case of an end cap potentially or a remodel. We don’t have too many of those right now, but we are — we’re pretty much working on 2010 today. So I anticipate we’ll be able to bring to the table in 2010 what we want to bring to the table, if you will. Meaning if we want to do another 15 stores, we’ll be able to do that. If we want to do a few more, we can do that, a few less, we can do that too. At this point, we have a lot of flexibility in what we end up doing in 2010.

Justin Tompkins  - Morgan Keegan - Analyst

Okay, and one more, if I could. On G&A, Scott, how should we think about that in terms of, do you expect to get any leverage in 2009 or the fact that you had a little bit lower bonus in 2008, should we look at it directionally flat? Better? How should we think about G&A?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

Well, we’re going to have a little bit more G&A because of the bonus accruing back to 100%, and we opened 29 stores, we’re opening 15 this year, so we’re going to add a few people to help us keep up with the growth on that standpoint. From a percent of revenue perspective and how much might that change, I would suspect little change, and it really depends on what sales growth is. So if I have a lot of sales growth or pretty good sales, I might have a little bit of reduction in G&A as a percent of revenue. If I don’t have such great sales growth, I’m probably going to be struggling to keep it flat, but I wouldn’t see much of an increase.

Justin Tompkins  - Morgan Keegan - Analyst

Great, thanks.

Operator

We will take our next question from Jason West with Deutsche Bank.

Jason West  - Deutsche Bank - Analyst

Yes, thanks. Was wondering if you could give us the actual sales dollar number and the pretax number on the extra week in the quarter? It did seem a little high at $0.02 to $0.03. I don’t know if you get some leverage on some of the line items there.

Unidentified Company Representative  - Texas Roadhouse, Inc.

I’ll look it up.

Scott Colosi  - Texas Roadhouse, Inc. - CFO

Price is going to look up what the sales dollars are in our 10K, so we’ll come back to you on that one.

Jason West  - Deutsche Bank - Analyst

Okay, then one other quick one, in terms of cash flow for ‘09. You guys had a fairly significant working capital, other benefit in ‘08. Do you expect that to continue to balance out in your favor, or will that be more neutral, or will it swing the other way this year? Just trying to wonder how to model that.

Scott Colosi  - Texas Roadhouse, Inc. - CFO

The ‘08 was really a benefit of something that happened in ‘07, because ‘07 Christmas was on a Tuesday, our last day of the year, so we had a bunch of credit card receipts that ended up in accounts receivable which we got all the money like on day one of 2008. So that was really the big slipperoo, if you will, between ‘07 and ‘08. I don’t see much working capital, if you will, benefit, because we typically run a deficit, benefit to us in 2009. I wouldn’t be forecasting a lot of dollars from increasing accounts payable and income taxes payable and that kind of thing.

Jason West  - Deutsche Bank - Analyst

Okay. Thanks, guys.

Unidentified Company Representative  - Texas Roadhouse, Inc.

Jason, to follow up on the sales impact for the 53rd week, it was $17.9 million in extra sales.

Jason West  - Deutsche Bank - Analyst

Okay. Do you have the pretax income number?

Unidentified Company Representative  - Texas Roadhouse, Inc.

I do not have the pretax income number, but it’s $0.02 to $0.03 in EPS.

Jason West  - Deutsche Bank - Analyst

Okay. Got it. Thanks.

Operator

We will take our next question from Jeff Omohundro with Wachovia.

Jeffrey Omohundro  - Wachovia Securities - Analyst

Thanks. Wonder if you could maybe share with us some of your thoughts around sales building initiatives for 2009 and maybe a little bit more on the seating expansion initiative and what you might be doing in the areas of through-put improvement. Thanks.

GJ Hart  - Texas Roadhouse, Inc. - CEO

Hey, Jeff. It’s GJ. Well, we continue to drive our business through local store marketing. A couple things that we’re doing around that front this year, we’ve actually developed a website for all of our local store marketers to be able to share best practices and be on a real-time basis to make those kind of changes. We’ve continued to improve the quality of the folks that are LSMs. There’s a lot of good talent out there, and we’re continuing to improve on that level. Thirdly, local store marketing representatives, it’s almost a full time job now whereas if you’ll remember a few years ago when we really got after this program, it was more like 10 to 15 hours a week.

Our permission based marketing program that we talked about in the past continues to grow. We’ve increased that number by about 25% of folks that we have a database on this year, and we continue to have the lowest opt-out rate, if you will, on that permission based program as compared to many other restaurant companies that are involved with the same vendor that we use. And then lastly, we are continuing to evaluate some technology initiatives around our call ahead program. It’s a little too early to talk about too many of the specifics around that but suffice it to say, it’s centered around PDAs and text messaging on a cell phone.

Jeffrey Omohundro  - Wachovia Securities - Analyst

And how do you see the seating expansion in terms of the number of units this year?

GJ Hart  - Texas Roadhouse, Inc. - CEO

Sorry about that. I failed to answer that question. We plan to do somewhere between 10 and 15 restaurants in the seat expansion in 2009. We continue to get great results from that, and we think it’s a great return on investment.

Jeffrey Omohundro  - Wachovia Securities - Analyst

Great. Thank you.

Operator

We will take our next question from Larry Miller with RBC.

Larry Miller  - RBC Capital Markets - Analyst

Hey, guys. In the past you gave us comps by month in the quarter. I was also wondering if you could do that for the fourth quarter in January and February. And is there an Easter shift out of the quarter that we should be aware of in Q1?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

Hey, Larry, it’s Scott. The comps, period 10, negative 4, 3, period 11, negative 3, 4, period 12, negative, 5, 9 and then January, negative 0.3. But again, that has a favorable impact, a pretty favorable impact from the shift in for New Year’s Day, New Year’s Eve, and February’s not over yet.

Larry Miller  - RBC Capital Markets - Analyst

Right. Any Easter impact this year?

Unidentified Company Representative  - Texas Roadhouse, Inc.

Larry, this is Price. On Easter, it will occur in our second quarter this year as opposed to the first quarter last year so — but any impact from that would be pretty immaterial.

Larry Miller  - RBC Capital Markets - Analyst

Okay, great. And then just two other questions, if I could. You said, I think GJ, you said in the second half of the year, it’s probably nearly impossible to predict comps, and I think we would all agree that there’s no visibility at all anywhere. What are you guys kind of assuming in your model for the year that gets you to kind of the flat EPS? And if I could just lob in that second one. You also mentioned that you seeing — or expecting fallout in the industry, a lot of closing of units. Are you seeing anything specifically with respect to your main competition, Outback and others that is encouraging on that front?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

Hey Larry, it’s Scott. I’ll take the question on the comps guidance, which basically we’re not going to give out comp guidance or discuss what’s in our models. Suffice to say, we do have to deal with the reality of where we are today and what our trends have been, but we do think while certainly there’s some risk on the sales side, and therefore, the margin piece, because again, we haven’t taken a price increase, don’t know what the flow-through is going to be, so it’s going to be a challenge for us on the labor side and we are doing the extra $1.5 million for our managing partners. We also have the benefit going the other way positive wise of more store weeks, of all the stores we’ve opened, the lower preopening and then of course, much lower shares outstanding, because the 6.5 million shares we bought last year. So there’s a number of sort of counter balancing forces which enables us to feel comfortable with going out with an approximately flat earnings guidance.

GJ Hart  - Texas Roadhouse, Inc. - CEO

Larry, I’ll take the second part of it. In terms of what we’re seeing out there, we have seen selected closures of almost all of our competitors — or some of — a few restaurants of all of our competitors, but probably the biggest thing we’ve seen is the closures of the mom and pops, and that we believe will continue to happen.

Larry Miller  - RBC Capital Markets - Analyst

And then Scott, did I hear you correctly, you said $50 million worth of debt fixed at 3.85%?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

3.1 plus our current spread, which is 75 basis points over LIBOR, and it changes a little bit depending upon our leverage.

Larry Miller  - RBC Capital Markets - Analyst

But 50 was the notional amount?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

That’s right.

Larry Miller  - RBC Capital Markets - Analyst

Okay, thank you. Thanks guys.

Operator

We will take our next question from Chris O’Cull with SunTrust.

Chris O’Cull  - Suntrust Robinson Humphrey - Analyst

Good afternoon, guys.

GJ Hart  - Texas Roadhouse, Inc. - CEO

How you doing?

Chris O’Cull  - Suntrust Robinson Humphrey - Analyst

Good. My question relates to the menu mix, and I was hoping maybe you could give us some color in terms of what you saw during the quarter and maybe if anything changed during the fourth relative to what you had been seeing.

Scott Colosi  - Texas Roadhouse, Inc. - CFO

Chris, this is Scott. Our menu mix or lack thereof, I should say, has been quite consistent, meaning that we continue to see tradedown, mostly on the entree piece. So from the higher priced entrees to lower priced entrees, lower priced steaks, sandwiches, that kind of thing, and we also have a little bit of alcohol that we’re selling less of. That’s been pretty consistent throughout the year, save for the fact of some of the items that we added on, the smaller sized blossom, a little bit of a contributor to that and as well as the third slab of ribs.

Chris O’Cull  - Suntrust Robinson Humphrey - Analyst

Okay. And then I opted into that marketing program that you mentioned earlier and recently received a promotional offering, and I was wondering, have you guys increased discounting activity at all?

GJ Hart  - Texas Roadhouse, Inc. - CEO

I’ll take that, Chris. No, if you got that first time you signed up, it was your first time?

Chris O’Cull  - Suntrust Robinson Humphrey - Analyst

Yes.

GJ Hart  - Texas Roadhouse, Inc. - CEO

And that was a free app, is that what you got on that?

Chris O’Cull  - Suntrust Robinson Humphrey - Analyst

Yes.

GJ Hart  - Texas Roadhouse, Inc. - CEO

That’s just for the first time entry. We are not doing any additional discounting through that network.

Chris O’Cull  - Suntrust Robinson Humphrey - Analyst

Have you increased your FSI usage or any of your print usage?

GJ Hart  - Texas Roadhouse, Inc. - CEO

No, sir, we don’t do any FSIs or print usage.

Chris O’Cull  - Suntrust Robinson Humphrey - Analyst

Okay, great. Thanks, guys.

Operator

We will take our next question from Keith Siegner with Credit Suisse. Mr. Siegner, please check your mute function.

Karen Holtest  - Credit Suisse - Analyst

Hi, this is [Karen Holtest] actually, for Keith. With your outlook for 2% to 3% commodity deflation in ‘09, can you give any detail on how much of that is locked in or any detail on the specific line items?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

Yes, this is Scott. I can walk you through some of that. Most of that is locked in, beef, about 90% locked in. We are floating a portion of our sirloins,and we may lock that in at any time. Last year we floated some of our beef for six months and locked it in. And beef is 45% of our food costs. Our pork products are locked in all year. Our chicken products are locked in for the first since months of this year, and that gets you above 60%. We have a number of other items in our food cost piece that are locked in. Coca-Cola, some of the alcohol products, our bread mixes are locked through most of the year.

Some of of our butters and oils are locked through most of the year. So essentially, a very high percentage of our food costs are locked in. That said, we do have some stuff that floats. Produce is the biggest piece that floats and can get kind of crazy throughout the year. Dairy’s another piece, cheese floats. Of course, cheese has gotten much more favorable over the last few months, even I think that we expected it to be and hopefully, that will remain the case for the rest of the year.

Karen Holtest  - Credit Suisse - Analyst

Alright, thanks.

Operator

(Operator Instructions). We will take our next question from Steven Rees with JPMorgan.

Steven Rees  - JPMorgan - Analyst

Hi, thanks Scott, just to follow up quickly on the commodity question. Are you expecting the 2% to 3% decline to be fairly steady throughout the year, or would you expect that to accelerate as you move into the back half?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

I would tell you, I would probably expect it to be fairly uniform throughout the year, is what we would probably plan for at this point, except for the fact of produce items. We’re probably going to be a little more favorable in the late third, most of the fourth quarter.

Steven Rees  - JPMorgan - Analyst

Okay.

Scott Colosi  - Texas Roadhouse, Inc. - CFO

Because we were lapping some pretty big spikes. Like in potatoes, I think we paid 70% or 80% more for potatoes in the third and fourth quarter last year than the prior year, so we’ll be lapping that. In dairy, I think we’ll have a more favorable lap in the middle of the year.

Steven Rees  - JPMorgan - Analyst

And then just on the — I know in years past there has been a mismatch from the managing partner conference. Is there anything special to that this year, or is that still in the second quarter, and should we expect a similar dollar spend for that?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

Still second quarter, I would assume a pretty similar dollar spend for that at this point.

Steven Rees  - JPMorgan - Analyst

Okay, and then just finally, can you just talk about maybe how the consumers are using your concept, perhaps your weekday dinner trends versus your weekend dinner trend, if there have been any variances there?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

There really hasn’t been any material difference in sales changes on days of the week or day parts in our concept. It’s been pretty uniform.

Steven Rees  - JPMorgan - Analyst

Okay. Great. Thank you very much.

Operator

We will take our next question from Paul Westra with Cowen and Company.

Paul Westra  - Cowen & Co. - Analyst

Good afternoon, gentlemen.

GJ Hart  - Texas Roadhouse, Inc. - CEO

Hey, Paul.

Paul Westra  - Cowen & Co. - Analyst

Could you give us a little more color on the impact on the changes you made to the bonus system? Did it have the impact you were hoping for on the employee retention and satisfaction and customer impact? And was the cost about what you expected as well?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

Well, we just started the program in January, Paul so it’s really early — too early to tell from a retention standpoint and results standpoint. But essentially, we just did a small modification in the way some of our restaurants are charged their occupancy costs and sort of leveled the playing field with other restaurants in our system, and so that results in guys potentially earnings more money, depending upon if they continue to be as profitable as they were in the prior year, it would cost us about $1.5 million. But again, it’s only been out for really one complete reporting period.

Paul Westra  - Cowen & Co. - Analyst

I guess (inaudible) on it so far is nothing completely unexpected, therefore.

Scott Colosi  - Texas Roadhouse, Inc. - CFO

No, everything’s been pretty much within our expectations.

Paul Westra  - Cowen & Co. - Analyst

Great. Then just another follow up on the menu side. Obviously, you had several early handful of additions mid-year this year. Are you working on anything in particular? Would you expect a permanent addition in 2009?

GJ Hart  - Texas Roadhouse, Inc. - CEO

We always continue to test things, Paul, as I think as you know, and we are continuing to evaluate all items across the whole spectrum, from appetizers to entrees. But it’s too early to say when and if we will add any to the menu.

Paul Westra  - Cowen & Co. - Analyst

Just two little questions here. Your free cash flow, like you mentioned, may be pretty significant. You have a pretty reasonable, to say the least, rate on your debt. If you were to pick up your share repurchase and needed to ask the board to extend the current share repurchase plan, when would be the first opportunity they could do that?

GJ Hart  - Texas Roadhouse, Inc. - CEO

I really don’t have any comment on that, Paul.

Paul Westra  - Cowen & Co. - Analyst

Fair enough. Then lastly, which I’m sure will come up, what’s the current — or the expected cost for the Aspen Creek location?

GJ Hart  - Texas Roadhouse, Inc. - CEO

We’re really not prepared to comment on that as well, given that it’s the first location and certainly in the first location, you’re going to have a little bit more flexibility to change things within your menu and so forth as you see fit, so I wouldn’t say that store number one would be the pro forma restaurant that we might go forward with. So I really don’t want to give any kind of numericals on that at this point.

Paul Westra  - Cowen & Co. - Analyst

Okay, great. Thank you.

Operator

We will take our next question from Matt DiFrisco with Oppenheimer.

Matt DiFrisco  - Oppenheimer & Co. - Analyst

Thanks. Not to beat a dead horse, I just had a couple of comp questions and then a little bit longer term question. Speaking on the comp, the first seven weeks I assume that also you captured Valentine’s in there, and was that an adverse impact, having it fall on a weekend?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

Matt, interesting question. For us, it was pretty neutral I would say, overall. And when you look at the whole Valentine’s Days, because we look at it for three or four days of Valentine promotion, if you will, so when you combine all the three or four days together, it was a pretty neutral switch for us with Valentine’s moving from, I think it was Thursday to Saturday.

Matt DiFrisco  - Oppenheimer & Co. - Analyst

So that does include Valentine’s, that’s within that first seven week down 1% number?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

Yes.

Matt DiFrisco  - Oppenheimer & Co. - Analyst

Okay. And then I think last year you said in the first quarter that you were impacted adversely for having the earlier Easter by about almost 1%. So should we see, since Easter’s going to fall more in ‘09 where it fell more closer to where it fell in ‘07, that 1% come back potentially in the back of March if all things are equal?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

That could be close on a monthly basis, it certainly would be a lot less than that on a quarterly basis.

Matt DiFrisco  - Oppenheimer & Co. - Analyst

Okay. Is that embedded in your number, as far as your internal? Without giving what you’re looking at as internal comp, are you being conservative in looking at this run rate of 3% to continue, or are you also including a little bit of a calendar benefit in there?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

I will tell you, Matt, we really haven’t really addressed the whole, how much is Easter going to impact? We’re looking at our comps on a full year basis, and we’re not even considering if Easter’s this or that because there’s such a huge amount of challenge with predicting comp sales, meaning is it going to be flat, is it going to be negative 4, is it going to be negative 8? So we’re more focused on that and those scenarios and looking at our numbers than sort of refining to that level of detail.

Matt DiFrisco  - Oppenheimer & Co. - Analyst

Understand. Okay. Just — and thanks for being patient with us, because we’re all running into having to do quarters. But as far as also to fully understand the price, it seems like as of May, if you were to take no incremental price, you would be with no incremental price increase on a year-over-year basis beyond May?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

That’s right.

Matt DiFrisco  - Oppenheimer & Co. - Analyst

Okay, and that still incorporates a deflationary commodity cost environment for the full year.

GJ Hart  - Texas Roadhouse, Inc. - CEO

Yes, that’s right.

Matt DiFrisco  - Oppenheimer & Co. - Analyst

And then last question, I’m just trying to look at your average weekly sales commentary. Initially it sounds like you were repeating what has happened the last couple of quarters where some disappointment or some smaller new store volumes, but then there does seem to be a glimmer of hope in the last nine month store opening, 72,000. Can you put that into historical context? Is that starting to floor out? Do you feel better about the last nine months worth of store openings versus the six to 18 month class? Just trying to understand without reading too much into that 72,000 number, but is that at least somewhat of a sign of there’s a controllable trend here or you’re taking control of that AWS a little bit better in this environment?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

I would say that we feel good about the sales of the stores we’ve opened overall. I think the challenge for us is we feel a lot less good about what it’s cost us to get these restaurants open. So from an industry — from an average sales perspective, we do feel pretty good about the sales, and we’ve had some stores open up at tremendous volumes. I think that with the margin environment we’re in and having the margins be down, combine that with the higher soft cost of getting the store open in the first place, that’s been the bigger challenge for us.

Matt DiFrisco  - Oppenheimer & Co. - Analyst

Is the cost going up though, because there’s less economic growth, so you’re footing the bill for more of this new stuff where you’re not dividing it between three or four other people growing around you, or? Just trying to understand why you’re not seeing some of those pressures come down such as construction costs, labor costs. Are you footing more of the bill because you’re not getting a specialty retailer to grow alongside you and pay for the sewers and that street lights with you?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

Well, we’re starting to get more of that now and getting more opportunities where it’s getting more competitive for rental rates or site work and that kind of things, but these sites we opened last year were permitted, leases were signed 12 months before that. So there’s a long lead time in getting all these restaurants open, and a big reason why we changed our development plan midstream last year to slow it down to 15 this year, wasn’t as much the economy as it was the development costs had gotten to a point where it was just getting prohibitively expensive and a lot of that was coming from site work. But we’ve looked at ways to reduce our building size a little bit, take a little bit of equipment out and as you combine that with an end cap opportunity or a remodel opportunity given other people’s closures, that’s where we’re looking to take big chunks out of the development costs. Because I think there is a certain amount of realistic ability for us to generate sales given we’re dinner only except for the weekends, relative to other folks who do lunch and dinner every day.

Matt DiFrisco  - Oppenheimer & Co. - Analyst

Okay. And then can you just — is it more leveragable, the new compensation structure where when we do get better times and you see the top line grow with profits also going up, is there going to be better flow through in this new compensation structure from the store level to the corporation, or is that not really part of the restructure in the compensation?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

I think if through the restructured compensation we have managing partners who stay with us longer and are more motivated, then we’re going to have higher sales, better flow-through, better returns on our investments.

Matt DiFrisco  - Oppenheimer & Co. - Analyst

Okay. Thank you.

Operator

(Operator Instructions). We will take a follow-up question from David Tarantino with Robert W Baird.

David Tarantino  - Robert W Baird - Analyst

Hi, Scott. Just a follow-up on some of the traffic and check questions. Could you clarify what the pricing rolling off in January, what’s the quarter to date traffic versus check numbers have looked like?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

Let’s see. The quarter to date check number’s about — around 14.50 is our average check, which has been down a little bit, down about half a percent from last year and our traffic’s been pretty flat year-over-year, but again, that includes that about 3% benefit from the first week of the year or the New Year’s Day, New Year’s Eve movement. So we would say more of our trends in traffic are more of the down 3% to 3.5%.

David Tarantino  - Robert W Baird - Analyst

Okay. That’s helpful. And then when the pricing rolls off in May, would you — if you don’t take pricing to replace that, would you expect an equivalent impact on the check or — I know that’s about the same time when you rolled out the menu that maybe had an impact on the mix last year, so how do you see check playing out over the balance of the year, if you don’t take further pricing?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

It depends on what we do in totality with our menu, meaning that do we take off an item like our third slab of ribs, for example. Do we — how does the selling our smaller sized blossom work out? Do we keep the same combos that we have on the menu? Do we get more aggressive on those or not? Those kind of decisions will also impact what our average check might be for the remainder of the year, and those are all things that we’re talking about in the midst of us looking at a potential price increase.

David Tarantino  - Robert W Baird - Analyst

Okay. And lastly, have you assumed any impairment charges in your guidance for ‘09?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

I’ll just say this, that we do evaluate our stores for impairment twice a year, and we do have — any time you’ve got a 300 restaurant system, you’re always going to have at least a few restaurants that are probably candidates for looking very seriously at impairment and/or closure.

David Tarantino  - Robert W Baird - Analyst

And I guess the question, though, is in the flat EPS guidance, have you assumed that you’ll take some impairment in ‘09?

Scott Colosi  - Texas Roadhouse, Inc. - CFO

Well, I can’t assume impairment, because if I assume that, I have to take it. So that’s kind of the challenge with impairment from that standpoint.

David Tarantino  - Robert W Baird - Analyst

Okay. Fair enough. Thank you.

Operator

With no further questions in the queue, I would like to turn the conference back over to Management for any additional comments.

GJ Hart  - Texas Roadhouse, Inc. - CEO

Alright. Well, we appreciate you all joining us tonight. We look forward to talking to you in about 90 days. Good evening.

Operator

This concludes today’s conference call. Thank you for your participation, and have a wonderful day.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.